Exhibit 99.1

Fifth Street Finance Corp. Announces Fourth Quarter and Fiscal Year Ended

September 30, 2011 Guidance; Dividends Declared for 2012 Second Fiscal Quarter

WHITE PLAINS, N.Y., November 14, 2011 — Fifth Street Finance Corp. (NYSE:FSC) (“Fifth Street”) today announced guidance for full-year fiscal 2011 net investment income (“NII”) of $1.04–$1.06 per share, reflecting estimated NII for the quarter ended September 30, 2011 of $0.27–$0.29 per share.

In addition, Fifth Street’s Board of Directors has declared monthly dividends for the second fiscal quarter of 2012 as follows:

•	$0.0958 per share, payable on January 31, 2012 to stockholders of record on January 13, 2012;

•	$0.0958 per share, payable on February 29, 2012 to stockholders of record on February 15, 2012; and

•	$0.0958 per share, payable on March 30, 2012 to stockholders of record on March 15, 2012.

Fifth Street’s dividend policy is based on the following key principles:

•	pay dividends consistent with Fifth Street’s current and future earnings potential;

•	set dividend rates that are projected to be stable and growing over time reflecting confidence in Fifth Street’s future financial performance; and

•	provide clarity that Fifth Street intends to cover its dividend payout level with NII.

The analysts’ consensus projected NII estimate for the fiscal year ending September 30, 2012 is $1.16 per share. Fifth Street believes that such estimate is reasonable.

“We continue to be very pleased with the performance of our company,” said Leonard M. Tannenbaum, Chief Executive Officer of Fifth Street, adding that “we have achieved our current asset mix target of 70%–80% first lien loans which positions us to provide high quality risk-adjusted returns to our shareholders. We plan to deliver those returns through steady growth in earnings along with corresponding dividends.”

As previously announced, Fifth Street will be reporting its earnings for the quarter and fiscal year ended September 30, 2011 on November 29, 2011.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as “believes,” “estimates,” “guidance,” “expects,” “projects,” “anticipates” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.’s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Fifth Street Finance Corp. Stacey Thorne, Executive Director, Investor Relations (914) 286-6811
stacey@fifthstreetfinance.com

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